EXHIBIT 10.6

AMTRUST INTERCOMPANY REINSURANCE AGREEMENT

among

(1) Technology Insurance Company, Inc.;

(2) Rochdale Insurance Company;

(3) Wesco Insurance Company; and

(4) AmTrust International Insurance Limited

Effective June 1, 2006

WHEREAS, each of the parties hereto is, directly or indirectly, a wholly-owned subsidiary of AmTrust Financial Services, Inc. (“AmTrust”); and

WHEREAS, AmTrust wishes the parties to enter into this Agreement to allocate retained premiums and losses within the Group in a manner consistent with applicable laws and regulations.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, the Parties agree as follows:

ARTICLE I. TERM:

This Agreement shall be effective June 1, 2006, subject to all required regulatory approvals, with respect to Business subject hereto, and shall continue in effect until terminated in accordance with Article XVIII.

ARTICLE II. TERRITORY:

This Agreement provides reinsurance for Business in all territories in which the Companies issue Policies and/or insure risks thereunder.

ARTICLE III. BUSINESS REINSURED

All Policies issued by the Companies.

ARTICLE IV. DEFINITIONS

A.    “Business” means all Policies issued by the Companies.

B.    “Company” or “Companies” means each Technology Insurance Company, Inc. and Rochdale Insurance Company when issuing Policies and Wesco Insurance Company and all of them, collectively.

C.    “Gross Earned Premium” means Gross Written Premium plus the Companies’ Unearned Premium Reserves as of the commencement of the Term less the Companies’ Unearned Premium Reserves as of the Termination Date.

D.    “Gross Written Premium” means any and all amounts charged to a policyholder or other person on or with respect to a Policy less any such amounts returned for cancellation of any such Policy.

E.    “IBNR” means the Companies’ reserves for liability for Losses which have occurred, but have not yet been reported to the Companies, including expected development of Outstanding Loss Reserves.

F.    “Incurred Losses” means the sum of Losses Paid, Loss Adjustment Expenses Paid, Outstanding Loss Reserves, and IBNR.

G.    “Loss” means a claim for coverage under a Policy.

H.    “Losses Paid” means payment made for Losses under Policies less related salvage and subrogation recoveries.

I.    “Loss Adjustment Expenses” means all costs and expenses that are incurred by a Company in the investigation, defense or appeal of a specific claim covered under a Policy, including declaratory judgment expenses arising out of a coverage question under a Policy.

J.    “Net Earned Premium” means Gross Earned Premium less all original acquisition and administrative expenses, the cost of inuring reinsurance, Federal Excise Tax, ceding commission, etc.

K.    “Net Retained Liability” means each Company’s gross liability on each Loss reinsured hereunder after deducting recoveries from all inuring reinsurance, other than the reinsurance provided hereunder.

L.    “Net Written Premium” means Gross Written Premium less all original acquisition and administrative expenses, the cost of inuring reinsurance, Federal Excise Tax, ceding commission, etc.

M.    “Obligations” mean:

(i)    Losses and Loss Adjustment Expenses paid by the Companies, but not recovered from the Reinsurers;

(ii)    Outstanding Loss Reserves;

(iii)    IBNR;

(iv)    Loss Adjustment Expense Reserves; and

(v)    Any amount that the Companies deem necessary to fully secure the Companies as required by Article X.

N.    “Outstanding Loss Reserves” means, as of a specified date, losses reported to the Companies, which have been reserved, but not yet paid.

O.    “Policies” mean any and all binders, certificates, policies, contracts of insurance, accepted, held or covered, provisionally or otherwise.

P.    “Reinsurer” or “Reinsurers” means AmTrust International Insurance Limited and Technology Insurance Company, Inc. and Rochdale Insurance Company, when acting as reinsurers hereunder.

Q.    “Ultimate Net Loss” means (i) with respect to each Loss within the Companies Net Retained Liability, Losses and Loss Adjustment Expenses Paid less salvage and subrogation recoveries; and (ii) each Companies liability for bad debt resulting from unpaid premium or premium audits, whether actual or statutory. All salvage, subrogation or other recoveries made or received subsequent to Loss settlement hereunder shall be applied as if made or recovered prior to such settlement, and all necessary adjustments shall be made by the subject Parties. Nothing herein shall be construed to mean that losses are not recoverable hereunder until Ultimate Net Loss has been ascertained.

R.    “Unearned Premium Reserve” means, as of a specified date, the pro rata portion of premium represented by the unexpired portion of in-force Policies.

ARTICLE V. INSURING CLAUSE

The Companies shall cede to the Reinsurers and the Reinsurers shall assume from the Companies, the Companies’ Ultimate Net Loss as follows:

A.    Technology Insurance Company, Inc., as a Company, shall (i) cede to AmTrust International Insurance Limited and AmTrust International Insurance shall assume 70% of its Ultimate Net Loss; and (ii) cede to Rochdale Insurance Company and Rochdale Insurance Company shall assume 10% of its Ultimate Net Loss;

B.    Rochdale Insurance Company, as a Company, shall(i) cede to AmTrust International Insurance Limited and AmTrust International Insurance Limited shall assume 70% of its Ultimate Net Loss; and (ii) cede to Technology Insurance Company, Inc. and Technology Insurance Company, Inc. shall assume 20% of its Ultimate Net Loss];

C.    Wesco Insurance Company shall (i) cede to AmTrust International Insurance Limited and AmTrust International Insurance Limited shall assume 70% of its Ultimate Net Loss; and (ii) cede to Technology Insurance Company, Inc. and Technology Insurance Company, Inc. shall assume 20% of its Ultimate Net Loss;

D.    The Companies shall cede to AmTrust International Insurance Limited and AmTrust International Insurance Limited shall assume 100% of the Companies Ultimate Net Loss resulting from the Companies’ memberships in or reinsurance of any assigned risk or similar plans.

ARTICLE VI. PREMIUM

For the reinsurance provided hereunder, the Companies shall cede and the Reinsurers shall assume premiums as follows:

A.    Technology Insurance Company, Inc., as a Company, shall (i) cede to AmTrust International Insurance Limited and AmTrust International Insurance shall assume 70% of Net Written Premium and (ii) cede to Rochdale Insurance Company and Rochdale Insurance Company shall assume 10% of Net Written Premium;

B.    Rochdale Insurance Company, as a Company, shall(i) cede to AmTrust International Insurance Limited and AmTrust International Insurance Limited shall assume 70% of Net Written Premium; and (ii) cede to Technology Insurance Company, Inc. and Technology Insurance Company, Inc. shall assume 20% of Net Written Premium; and

C.    Wesco Insurance Company shall (i) cede to AmTrust International Insurance Limited and AmTrust International Insurance Limited shall assume 70% of Net Written Premium; and (ii) cede to Technology Insurance Company, Inc. and Technology Insurance Company, Inc. shall assume 20% of Net Written Premium.

D.    Ceding Commission. AmTrust International Insurance Limited shall allow the Companies a five percent ceding commission to cover deferred acquisition costs.

ARTICLE VII. EXCLUSIONS

None.

ARTICLE VIII. CLAIMS

The Reinsurers agree to abide by the Loss settlements made by the Companies; provided, that when so requested, the Companies, or any one of them, will afford the Reinsurers the opportunity, at the Reinsurers’ expense, to be associated in the defense of any claim, suit or proceeding involving this reinsurance.

ARTICLE IX. REPORTS AND REMITTANCES

Within 30 days of the end of each month, the Companies shall render to the Reinsurers an account current showing the Net Cede, which is the sum of the ceded Net Written Premium less Losses Paid and Loss Adjustment Expenses, and, if applicable, funds withheld and adjustments thereto, for the subject month. Within 30 days of the end of each calendar quarter, all net balances due shall be settled by the parties.

ARTICLE X. RESERVE DEPOSIT (NON-ADMITTED REINSURERS)

With respect to premium received with respect to an insured risk located in any jurisdiction in which a Reinsurer is non-admitted, the Companies or any of them may require that such Reinsurer secure an amount equal to the Reinsurers’ Obligations (the “Secured Amount”) through one or more of the following: (i) a Letter of Credit which meets the requirements of the NAIC and applicable state insurance laws and regulations; (ii) assets held in trust pursuant to reinsurance trust agreement, which meets the requirements of the NAIC and applicable state insurance laws and regulations (a “Reinsurance Trust”); or (iii) cash.

The Secured Amount shall be equal the Reinsurer’s Obligation, and shall be adjusted quarterly. Upon default by any Reinsurer of sums due and owing to a Company, the Company, as provided in this Article X, may appropriate as much of the Letter of Credit, Reinsurance Trust Assets and/or cash as necessary to eliminate the default. The Company may, however, at its discretion, require payment of any sum in default, and it shall be no defense to any such claim that the Company might have had recourse to the Letter of Credit, Reinsurance Trust assets and/or cash.

Each of the Companies and the Reinsurers hereby agree that the Letter of Credit, Reinsurance Trust and/or cash, provided pursuant to this Agreement may be drawn upon at any time, notwithstanding any other provisions herein contained. The Letter of Credit, Reinsurance Trust and/or cash may be utilized by Company or any successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for any of the following reasons:

(i)	To reimburse the Company for the Reinsurer’s share of unearned premiums returned to the holders of Policy(ies) reinsured hereunder due to cancellations of said Policy(ies);

(ii)	To reimburse the Company for the Reinsurer’ share of Losses Paid by the Company under the terms and provisions of the Policy(ies) reinsured hereunder;

(iii)
To fund an account in an amount at least equal to the deduction from the Company’s liabilities for reinsurance ceded hereunder. Such account shall include, but not be limited to, amounts for Losses Paid, Outstanding Loss Reserves, IBNR and reserves for Loss Adjustment Expenses); and

(iv)	To pay any other amounts due to the Company under this Agreement.

All of the foregoing apply without diminution because of the insolvency of the Company or the Reinsurers.

ARTICLE XI: INDEMNIFICATION AND ERRORS AND OMISSIONS:

The Reinsurers are reinsuring to the extent of the amount herein provided, the obligations of the Companies under the Policies. The Company shall be the sole judge as to what constitutes a claim or loss covered under a Policy and the Reinsurers shall be bound by the judgment of the Company as to its liability under Policies.

Any inadvertent delay, error or omission in connection with this Agreement shall not relieve any party from any liability that would attach to it if such delay, error or omission had not been made; provided that such delay, error or omission is rectified as soon as possible.

ARTICLE XII. TAXES:

The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurers hereunder. Federal Excise Tax applies only to those Reinsurers which are not exempt from Federal Excise Tax.

The Reinsurers have agreed to allow for the purpose of paying the Federal Excise Tax (if applicable) One Percent (1%) of the subject premium referenced in Article VII, or such other rate that may be in effect from time to time, to the extent such premium is subject to Federal Excise Tax.

ARTICLE XIII. INSPECTION:

Each Company shall place at the disposal of the Reinsurers, and the Reinsurers shall have the right to inspect, at all reasonable times, through its authorized representatives, all books, records and papers of each Company in connection with the reinsurance hereunder or any claims in connection herewith.

ARTICLE XIV. FOLLOW THE FORTUNES CLAUSE:

The Reinsurers’ liability shall attach simultaneously with that of the Company and all reinsurance for which the Reinsurers shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, and to the same modifications, alterations and cancellations, as the respective Policies of each of the Companies to which this Agreement relates.

This Agreement shall further protect the Company in connection with any Loss for which the Company may be legally liable to pay in excess of the Policy limit(s) or extra contractual obligations which have been incurred because of failure by the Company to settle within said limits or by reason of alleged negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its Insured or in the preparation or prosecution of any appeal consequent upon such action.

The true intent of this Agreement being that the Reinsurers shall, in every case to which this Agreement applies and in the proportions specified herein, follow the fortunes of the Company.

Notwithstanding anything to the contrary herein, this Agreement shall not apply to any Loss in excess of Policy limits or extra contractual obligations incurred by a Company as a result of any fraudulent or criminal act by any officer of director of such Company, acting individually or collectively, or in collusion with any individual, corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE XV. INSOLVENCY

In the event of the insolvency of a Company, reinsurance under this Agreement shall be payable by the Reinsurers (on the basis of the liability of said Company under Policies reinsured hereunder without diminution because of the insolvency of the Company) to the Company or its liquidator, receiver, or statutory successor, except as provided by the applicable provisions of New Hampshire, New York or Delaware insurance laws.

It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent Company shall give written notice to the Reinsurers of the pendency of a claim against the insolvent Company on the contract or contracts reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, the Reinsurers may investigate such claim and interpose at their own expense in the proceeding where such claim is to be adjudicated, any defenses which they may deem available to the Company or its liquidator to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurers.

ARTICLE XVI. ARBITRATION CLAUSE:

All disputes or differences arising out of the interpretation of this Agreement except as covered by Article XIX—Service of Suit, shall be submitted to the decision of two (2) disinterested and independent Arbitrators, one to be chosen by each party, and in the event the Arbitrators fail to agree, to the decision of an disinterested and independent Umpire to be chosen by the Arbitrators before they enter upon arbitration. The Arbitrators and Umpire shall be current or former executive officials of property/casualty insurance or reinsurance companies or otherwise certified by ARIAS-US. If either of the parties fails to appoint an Arbitrator within one (1) month after being required by the other party in writing to do so, the requesting party may choose two arbitrators who shall in turn choose an Umpire before they enter upon arbitration. If the Arbitrators fail to appoint an Umpire, within one (1) month of appointment, each Arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

The Arbitration proceedings shall take place at New York, New York, unless otherwise agreed by the Parties. The applicant shall submit its case within one (1) month after the appointment of the Umpire, and the respondent shall submit his reply within one (1) month after receipt of a claim. The Arbitrators and Umpire are relieved from all judicial formality and may abstain from following the strict rule of law. They shall settle any dispute under this Agreement according to an equitable rather than a strictly legal interpretation of its terms and their decision shall be final and not subject to appeal. Judgment may be entered in any court of competent jurisdiction.

Each party shall bear the expenses of its Arbitrators and shall jointly and equally share with the other the expenses of the Umpire and of the Arbitration. This Article shall survive the termination of this Agreement.

ARTICLE XVII. RESERVES:

The Reinsurers will maintain legal reserves with respect to Outstanding Losses and Loss Expense Paid.

ARTICLE XVIII. TERMINATION:

A.    Any party shall have the right to terminate this Agreement upon sixty (60) days written notice to the other parties, as provided herein.

B.    Any party shall have the right to terminate this Agreement immediately by giving the other parties written notice:

1.
If the performance of the whole or any part of this Agreement be prohibited or rendered impossible de jure or de facto in particular and without prejudice to the generality of the preceding words in consequence of any law or regulation which is or shall be in force in any country or territory or if any law or regulation shall prevent directly or indirectly the remittance of any or all or any part of the balance or payments due to or from either party.

2.	If another party at any time shall:

(i) Become insolvent, or
(ii) Suffer any impairment of capital, or
(iii) File a petition in bankruptcy, or
(iv) Go into liquidation or rehabilitation, or
(v) Have a receiver appointed, or
(vi) Be acquired or controlled by any other insurance company or organization

C.    All notices of termination in accordance with any of the provisions of this paragraph shall be by certified mail return receipt requested or by overnight delivery by a recognized courier service and shall be deemed to be served upon dispatch. All notices of termination in accordance with any of the provisions of this Article shall be addressed to the party concerned at its head office or at any other address previously designated by that party.

D.    In the event of this Agreement being terminated at any date other than at an annual anniversary date then the Net Written Premium due to the Reinsurers shall be calculated up to date of termination. The rights and obligations of both parties to this Agreement shall remain in full force until the effective date of termination.

E.    As respects coverage hereunder, it is understood and agreed that upon termination of this Agreement, coverage will continue hereunder beyond such termination date until the natural expiration date, the cancellation date, or the date which the Company, as a matter of law, may terminate coverage with respect to Policies reinsured hereunder.

F.    Should this Agreement terminate while a loss occurrence is in progress, the Reinsurers shall be liable to the extent of their interests, subject to the other conditions of this contract, for all losses resulting from such loss occurrence whether such losses arise before or after such termination.

ARTICLE XIX. SERVICE OF SUIT:

It is agreed that in the event of the failure of the Reinsurers herein to pay any amount claimed to be due hereunder or the breach of any other term or condition of this Agreement and for which the Companies or any Company, in their or its sole discretion, choses not to file for Arbitration under Article XVI, the Reinsurers herein, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States and will comply with all requirements necessary to give such court jurisdiction and all matters arising hereunder shall be determined in accordance with the law and practice of such court.

It is further agreed that service of process involving AmTrust International Insurance Limited in such suit may be made upon Bott and Associates,________, Attention: Michael Bott and that in any suit instituted against any of them upon this contract, the Reinsurers will abide by the final decision of such court or of any appellate court in the event of an appeal.

The above-mentioned are authorized and directed to accept service of process on behalf of the Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon Reinsurers’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory, or district of the United States which makes provisions therefor, Reinsurers herein hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of Reinsurance, and hereby designate the above named as the person to whom the said office is authorized to mail such process or a true copy thereof.

ARTICLE XX. FOREIGN EXCHANGE:

All premium and loss payments hereunder shall be in the United States currency.

Premiums due hereunder in other than United States currency shall be paid by the Company in United States Dollars at the rates of exchange at which the original accounts were settled. Failing this the rate of exchange applied shall be that used by the Company in their own books of or in accordance with any subsequent adjustments thereto.

The amounts recoverable for losses in other than United States currency shall be converted into United States Dollars at the same rates of exchange as were applied in the settlement of the original losses. Failing this the rate of exchange applied shall be that used by the Company in their own books either at the time of the settlement or in accordance with any subsequent adjustments thereto.

ARTICLE XXI. OFFSET CLAUSE:

The Company and the Reinsurers shall have the right to offset any balance(s) due from one to the other under this Agreement. The party asserting the right of offset may exercise such right at any time whether the balance(s) due are on account of premiums or losses or otherwise. In the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the applicable sections of the insurance laws of the States of New Hampshire, New York and Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duty authorized representatives.

Technology Insurance Company, Inc.

By:_______________________________
Barry D. Zyskind
President

Rochdale Insurance Company

By:_______________________________
Barry D. Zyskind
President

Wesco Insurance Company

By:_______________________________
Barry D. Zyskind

AmTrust International Insurance Limited

By: ______________________________
Michael Bott
Manager